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                                  NEWS RELEASE
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FOR RELEASE:  IMMEDIATE                                CONTACT:  MARIA VAFIADES
                                                                 (508) 947-4343

             MAYFLOWER BANCORP, INC. REPORTS THIRD QUARTER EARNINGS
                             AND PAYMENT OF DIVIDEND

      (Middleboro, MA), March 2, 2007 --- Mayflower Bancorp, Inc. (NASDAQ Global Market: MFLR) today reported net income of $216,000 or $.10 per share for its third quarter ended January 31, 2007 as compared to earnings of $208,000 or $.10 per share for the same quarter last year. Diluted earnings per share for the third quarter were $.10 compared to $.09 for the third quarter of last year.

      During the quarter, the Company opened its newest full-service branch in West Wareham, Massachusetts, bringing to a total of seven the number of offices the Company operates in southeastern Massachusetts.

      For the nine months ended January 31, 2007, net income was $799,000 or $.38 per share, compared to $1,113,000 or $.54 per share for the same period last year. On a diluted earnings per share basis, earnings for the nine month period were $.37 per share compared to $.52 for the same period last year.

      On February 15, 2007, the Bank completed its reorganization into the holding company structure at which time Mayflower Co-operative Bank became a wholly-owned subsidiary of Mayflower Bancorp, Inc. Each share of Mayflower
Co-operative Bank common stock was converted into one share of Mayflower Bancorp, Inc. common stock. The results presented are those of Mayflower Co-operative Bank and Subsidiaries.

      Net interest income for the quarter decreased by $218,000 or 11.2% to $1.7 million from $1.9 million for the quarter ended January 31, 2006 as the Company continues to be impacted by the flat yield curve. Additionally, continued depositor preference for shorter-term certificates of deposit, rather than lower rate savings and money market accounts, has also increased the Company's cost of funds and resulted in certificates of deposit comprising a larger percentage of total deposits. The resulting increase in funding costs has caused the Company's net interest margin to decrease, from 3.39% for the quarter ended January 31, 2006 to 3.04% for the quarter ended January 31, 2007. Average interest earning assets for the quarter decreased from $229.5 million for the quarter ended January 31, 2006 to $227.8 million for the quarter ended January 31, 2007 and average interest bearing liabilities declined from $221.2 million for the quarter ended January 31, 2006 to $220.2 million for the quarter ended January 31, 2007.

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      Non-interest  income for the quarter  increased by  $369,000,  primarily due to a $290,000 reduction in loss on sales of investment securities due to the prior year sale of the Company's investment in a General Motors corporate bond. Additionally, gains on sales of loans increased by $49,000, loan origination and other loan fees increased by $1,000, customer service fees increased by $2,000 and other income increased by $27,000.

      Total operating expenses increased by $141,000 or 9.0% for the quarter ended January 31, 2007. This increase was the result of an additional $90,000 in salary and benefit expense resulting from the hiring of a staff for the Company's new branch in West Wareham, Massachusetts; the hiring of an additional commercial lender; regular employee salary adjustments; and increases in benefit costs company-wide. Other expenses increased by $63,000 due to increases in technology-related costs and costs incurred with the formation of the holding company. These expense increases were offset by a decrease of $11,000 in occupancy and equipment expenses.

      For the nine months ended January 31, 2007, net interest income was $5.4 million compared to $5.9 million for the prior year period, a decrease of 8.8% or $518,000. Because of the flat yield curve and higher funding costs, the Company's net interest margin decreased from 3.44% in the January 2006 nine-month period to 3.11% for the January 2007 nine-month period. Average interest earning assets for the nine months ended January 31, 2007 increased to $230.8 million as compared to $228.3 million for the nine months ended January 31, 2006 and average interest bearing liabilities increased from $220.3 million to $222.5 million for the same periods.

      For the nine months ended January 31, 2007, other income was $930,000 compared to $591,000 in January 31, 2006, an increase of $339,000 or 57.4%. The increase is due primarily to a decrease in loss on sales of investments of $254,000, principally a result of the prior year sale of the Company's investment in a General Motors corporate bond. Additionally, loan origination fees increased by $25,000 due to reduced amortization of the mortgage servicing asset, customer service fees increased by $53,000 due to increased overdraft fees and ATM surcharge income, and other income increased by $36,000 due to additional debit card interchange revenue and the receipt of a special dividend from the Bank's excess insurer.

      Total operating expenses increased to $5.0 million for the nine months ended January 31, 2007, an increase of $357,000 or 7.7%. This increase was primarily attributable to an increase of $209,000 in salary and benefits due to employee additions and higher benefit costs, and to an increase of $160,000 in other expenses incurred in the holding company reorganization.

      Since the end of the April 30, 2006 fiscal year, total assets of the Company have decreased by $6.9 million, ending at $238.7 million as of January 31, 2007. This decrease is partially due to decreases in the Company's total investment portfolio, which decreased by $6.3 million when compared to April 30, 2006, and were used to reduce borrowings and fund deposit outflows. Additionally, net loans receivable decreased by $3.0 million to $136.2 million, primarily a result of a decrease in construction loan balances outstanding. Premises and equipment increased by $2.7 million due to the land purchase and construction of the Company's West Wareham office, which opened during the third quarter. Total deposits decreased to $196.3 million, a decline of $4.2 million since April 30, 2006, and reflects a decline of savings, checking, and money market balances of $10.8 million, partially offset by an increase of certificates of deposits balances of $6.6 million. Additionally, borrowed funds outstanding decreased by $3.4 million.

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      Total  stockholders'  equity was $19.4  million at January  31,  2007 or
8.11% of total assets. This compares to stockholders' equity of $18.6 million or 7.57% of total assets at April 30, 2006. This increase in total equity is due to net income of $799,000 for the nine months ended January 31, 2007 augmented by $110,000 as a result of the exercise of employee stock options. Additionally, stockholders' equity increased due to changes in the unrealized loss on securities classified as available-for-sale, from a net unrealized loss of $887,000 at April 30, 2006 to a net unrealized loss of $394,000 at January 31, 2007. These increases were offset by the payment of a $.30 per share dividend totaling $626,000.

      In conjunction with these announcements, Edward M. Pratt, President and Chief Executive Officer of the Company also reported that the Company's Board of Directors has declared a quarterly cash dividend of $.10 per share to be payable on March 21, 2007, to shareholders of record as of March 14, 2007.

      While making these announcements, Mr. Pratt added "continued pressure on our margins as a function of the ongoing inversion of the yield curve together with the costs associated with the implementation of strategic initiatives in the form of branching efforts and our reorganization into a holding company form of ownership combined to diminish our results this quarter. We believe, however, that these efforts will, over time, help us fund the growth of the Company and serve to counter the impact of a difficult interest rate environment and an unsettled economy."

      Mayflower Bancorp, Inc. is the holding company for Mayflower Co-operative Bank which specializes in residential and commercial lending and traditional banking and deposit services. The Company currently serves southeastern Massachusetts from its Main Office in Middleboro and maintains additional full-service offices in Bridgewater, Lakeville, Plymouth, Rochester, Wareham, and West Wareham, Massachusetts. All of the Company's deposits are insured by the Federal Deposit Insurance Corporation (FDIC) to applicable limits. All amounts above those limits are insured in full by the Share Insurance Fund (SIF) of Massachusetts. For further information on Mayflower Bancorp, Inc. please visit www.mayflowerbank.com.

        (See accompanying Selected Consolidated Financial Information)

This earnings report may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.

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MAYFLOWER BANCORP, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)




                                          JANUARY 31,            APRIL 30,
                                              2007                 2006
                                          -----------          -----------
Total assets                               $238,748              $245,603
Loans receivable, net                       136,237               139,230
Federal funds sold                            2,296                   453
Investment securities:
   Held for investment                       34,477                39,996
   Available for sale, net                   47,526                48,335
Deposits                                    196,304               200,534
Borrowed funds                               21,771                25,197
Stockholders' equity                         19,368                18,592

Equity to assets ratio                        8.11%                 7.57%
Book value per share                        $ 9.26                 $ 8.96




                                                   THREE MONTHS ENDED            NINE MONTHS ENDED
                                                      JANUARY 31,                   JANUARY 31,
                                                2007             2006               2007          2006
                                             ---------------------------      ---------------------------
STATEMENT OF OPERATIONS
   Interest and dividend income              $    3,363     $    3,141        $   10,067     $    9,259
   Interest expense                               1,634          1,194             4,691          3,365
                                             ----------     ----------        ----------     ----------
      Net interest income                         1,729          1,947             5,376          5,894
   Provision for loan losses                        (30)             -               (90)           (60)
   Gain on sales of loans                            60             11               116            145
   Loss on sales of investments                       -           (290)                -           (254)
   Other non interest income                        264            234               814            700
   Operating expenses                            (1,703)        (1,562)           (5,000)        (4,643)
                                             -----------    -----------       -----------    -----------
   Income before income taxes                       320            340             1,216          1,782
   Income taxes                                     104            132               417            669
                                             ----------     ----------        ----------     ----------
   Net income                                $      216     $      208        $      799     $    1,113
                                             ==========     ==========        ==========     ==========

   Earnings per share - basic                $     0.10     $     0.10        $     0.38     $     0.54
   Earnings per share - diluted              $     0.10     $     0.09        $     0.37     $     0.52

   Dividends per share                       $     0.10     $     0.10        $     0.30     $     0.30

   Weighted average shares outstanding        2,092,039      2,071,961         2,088,364      2,071,945

   Annualized return on average assets             0.36%          0.35%             0.44%          0.62%

   Annualized return on average equity             4.48%          4.48%             5.64%          8.00%

   Net interest spread                             2.93%          3.31%             3.01%          3.37%

   Net interest margin                             3.04%          3.39%             3.11%          3.44%


MAYFLOWER BANCORP, INC. AND SUBSIDIARY
ANALYSIS OF LOANS PAST DUE
(DOLLARS IN THOUSANDS)




                                                    JANUARY 31,        APRIL 30,     JANUARY 31,
LOANS PAST DUE OVER 90 DAYS:                           2007              2006            2006
                                                    -----------      -----------     -----------

   Residential mortgages                            $      -         $      -        $      -
   Commercial and construction mortgages                   -                -               -
   Commercial time and demand loans                        -                -               -
   Consumer and other loans                                -                -               -
                                                    -----------      -----------     -----------
                                                    $      -         $      -        $      -
                                                    ===========      ===========     ===========

LOANS PAST DUE OVER 90 DAYS AS A PERCENTAGE OF:
Net loans receivable                                       -                -               -
Total assets                                               -                -               -
Non-performing assets
 **Non-accrual loans                                $      -         $      -        $      -
   Non-accrual investments (book value)                    -                -               -
   Real estate acquired by foreclosure                     -                -               -
                                                    $      -         $      -        $      -

NON-PERFORMING ASSETS AS A PERCENTAGE OF:

   Total assets                                            -                -               -

ALLOWANCE FOR LOAN LOSSES                           $  1,772         $  1,704        $  1,672

ALLOWANCE AS A PERCENTAGE OF NET LOANS                  1.30%            1.22%           1.23%


** includes loans which are contractually past due
    90 days or more and/or loans less than 90 days past due on which the Bank has ceased accruing interest